Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following documents of our Auditors’ Report dated March 25, 2008, with respect to the consolidated balance sheet of ABN AMRO Holding N.V., The Netherlands and subsidiaries as of 31 December 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the two-year period ended 31 December 2007 included in this Form 20-F for the year ended 31 December 2008.

•	Registration Statement (Form F-3 No. 333-137691) and related Prospectus of ABN AMRO Bank N.V. pertaining to the issuance of up to USD 2,500,000,000 aggregate principal amount of debt securities;

•
Registration Statement (Form F-3 No. 333-104778) and related Prospectus of ABN AMRO Holding N.V., ABN AMRO Bank N.V., ABN AMRO Capital Funding Trusts V-IX, and ABN AMRO Capital Funding LLCs V-IX pertaining to the issuance of up to USD 6,478,380,000 aggregate amount of the securities listed in the Prospectus;

•	Registration Statement (Form F-4 No. 333-108304) and related Prospectus of ABN AMRO Bank N.V. and ABN AMRO Holding N.V. pertaining to the offer to exchange USD 500,000,000 subordinated notes due 2018.

Amsterdam, The Netherlands
March 27, 2009

/s/ Ernst & Young Accountants LLP